Exhibit 99.1

athenahealth Announces Management Changes

WATERTOWN, Mass.--(BUSINESS WIRE)--June 4, 2010--athenahealth, Inc. (NASDAQ: ATHN), a leading provider of Internet-based business services to physician practices, today announced changes to its management team.

Operations and Technology

Effective July 1, 2010, David E. Robinson, Executive Vice President and Chief Operating Officer, will resign from the position of COO in keeping with the anticipated length of service under his employment agreement. Mr. Robinson, who joined athenahealth in 2009, will transition the COO role to Ed Park, athenahealth’s current Chief Technology Officer. Mr. Park, who joined athenahealth in 1998, while best known for co-creating its national physician network, athenaNet®, has worked closely with athenahealth’s operations teams over the last decade on applying innovation to develop a fully scalable services platform. Mr. Park will report to Jonathan Bush, athenahealth’s Chairman and CEO.

In conjunction with this transition, Jeremy Delinsky will be appointed Chief Technology Officer and will report to Mr. Park. Mr. Delinsky, who joined athenahealth in 2004, is currently Senior Vice President of athenaNet Intelligence. During his tenure, Mr. Delinsky has held various leadership roles in product development and operations focusing on the strategic deployment of network knowledge and the use of technology to drive process innovation.

“Dave joined us to meet key short-term goals for our operational teams and to groom internal talent for the COO role. We thank Dave for achieving these goals and for his leadership as COO,” commented Bush. “Ed built the foundation for athenahealth’s technology and operations teams and has been instrumental in shaping our growth strategy over the past ten-plus years. As athenahealth has evolved, he has become increasingly involved in operational strategy and execution, which positioned him as an ideal internal candidate for the COO post. In addition, Jeremy’s cross-functional experience leading product development, operations, and technology teams at athenahealth during the last six years will make him a highly effective CTO.” Bush continued, “We congratulate both Ed and Jeremy on their new roles and are confident in their ability to leverage technology and people in pursuit of our growth objectives and our vision for an information infrastructure that makes health care work as it should.”

Business Development

Effective July 1, 2010, Nancy G. Brown, Senior Vice President of Corporate Development, will step down from her position to pursue other opportunities. Ms. Brown joined athenahealth in 2004 and has led product strategy initiatives as well as business development efforts during her tenure. Ms. Brown will continue to serve as an employee of athenahealth until July 31, 2010, and will transition her responsibilities to Derek Hedges, who currently serves as Senior Vice President of Business Development and Product Strategy. Mr. Hedges joined athenahealth in 2005 and, during his tenure, led its channel partnerships as well as its strategic enterprise sales organization.

“Nancy’s entrepreneurial energy has been a great asset to athenahealth over the past six years. From her initial work on the development of athenaClinicalsSM through her leadership on key strategic partnerships and acquisitions, she has built a talented team focused on expanding athenahealth’s presence as an industry leader,” said Bush. “Derek has worked closely with Nancy for the past five years and possesses over a decade of experience in strategic roles within the health care technology industry. We wish Nancy the very best in her endeavors and congratulate Derek on broadening his leadership role at athenahealth.”

“Thanks to our tremendous internal talent and the strong leadership of our long-standing executives, I am confident we have the right team in place to move this business forward and distinguish our services in the physician market,” concluded Bush.

For the latest athenahealth news and information, please visit the news section of our website.

About athenahealth

athenahealth, Inc. is a leading provider of Internet-based business services for physician practices. athenahealth's service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and automated and live patient communication services. For more information, please visit www.athenahealth.com or call (888) 652-8200.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s plans and the ability to achieve long-term objectives. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the risk that our service offerings will not operate in the manner that we expect, due to design flaws, security breaches, or otherwise; potential interruptions or delays in our Internet-based service offerings; our reliance upon third parties, such as computer hardware, software, data-hosting, and Internet infrastructure providers, which reliance may result in failures or disruptions in our service offerings; errors or omissions included in our payer and clinical intelligence rules engine and database; and the evolving and complex government regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. athenahealth undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by athenahealth, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

CONTACT:
(Media)
athenahealth, Inc.
John Hallock, 617-504-0958
Director, Corporate Communications
media@athenahealth.com
or
(Investors)
athenahealth, Inc.
Jennifer Heizer, 617-402-1322
Director, Investor Relations
investorrelations@athenahealth.com